ARTICLES OF MERGER
                       ------------------

I.   Name of Each Corporation Party to the Merger
     ---------------------------------------------

     The two corporations party to the merger are as follows:

     A.   Ansel Project, Inc., a Colorado corporation, charter
#19981066502C

     B.   USARadio.com, Inc., a Texas corporation, charter
#742120-00

II.  Surviving Corporation
     ---------------------

     The surviving corporation shall be Ansel Project, Inc., a Colorado corporation, charter #19981066502C.

III. Approvals
     ---------

     A. Ansel Project, Inc. - The Plan of Merger was adopted by the Board of Directors on November 5, 1999, at a duly called Special Meeting of the Board of Directors. The Plan of Merger was approved by the Shareholders of the Corporation on December 10, 1999, whereby eight hundred fifty thousand (850,000) shares voted in favor of the merger, and zero (0) voted against the merger.

     B. USA Radio Network, Inc. - The Plan of Merger was adopted by the Board of Directors on November 5, 1999, at a duly called Special Meeting of the Board of Directors. The Plan of Merger was approved by the Shareholders of the Corporation on December 10, 1999, whereby two million nine hundred thousand (2,900,000) shares voted in favor of the merger, and zero (0) voted against the merger.

IV.  Plan of Merger
     --------------

     The complete executed Plan of Merger is on file at the registered office of USA Rado.com, which is at 2290 Springlake
Rd., Suite 107, Dallas, Texas  75234.

V.   Amendment to Articles of Incorporation.
     --------------------------------------

     Article First of the Articles of Incorporation of Ansel
Project, Inc. shall be amended as follows:

     "FIRST: The name of the corporation is USA Radio.com, Inc."

VI.  Payment of Fees and Franchise Taxes
     -----------------------------------

     Payment of all fees and/or franchise taxes incurred as a result of this merger shall be the obligation of USA Radio.com, a Colorado corporation, which is the surviving corporation.

     IN WITNESS WHEREOF, the President of each constituent corporation hereby sets his hand this 15th day of December, 1999.


USA RADIO NETWORK, INC.          ANSEL PROJECT, INC.
A Texas Corporation              A Colorado Corporation

By:  /s/ Marlin Maddoux          By:  /s/ Marlin Maddoux
     ------------------               ------------------
     Marlin Maddoux, President        Marlin Maddoux, President




This instrument was acknowledged before me on this 15th day of December, 1999, by Marlin Maddoux.



                                   /s/ James A. Ballard
                                   ---------------------------
                                   (Notary Public Signature)